EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") dated as of April 6, 1998, is entered into by and between Paul West, an individual whose address is 2488 Provence Circle, Weston, Florida ("Employee"), and French Fragrances, Inc., a Florida corporation (the "Company").

                             RECITALS

     The Company desires to employ Employee upon the terms and subject to the conditions set forth in this Agreement, and Employee desires to accept such employment.

                            AGREEMENT

     In consideration of the recitals set forth above and the mutual promises and covenants contained in this Agreement, the parties agree as follows:

     1. ENGAGEMENT. The Company hereby employs Employee upon the terms and subject to the conditions set forth in this Agreement and Employee agrees to do so. Employee shall initially serve in the capacity of Senior Vice President - Sales Management and Planning. Employee shall report to the President of the Company and shall use his best efforts, skills and abilities to faithfully and efficiently perform such duties and responsibilities as are reasonably required and assigned to him by the Company, including, without limitation, in the areas of sales, marketing, business and customer development and strategic planning. Employee shall devote all of his business time, energy, attention and skills to promoting the interests of the Company.

     2. TERM; TERMINATION. This Agreement shall commence on April 6, 1998 and continue until January 31, 2000 (the "Term"), subject to earlier termination as set forth below. This Agreement may be terminated prior to the expiration of the term set forth above as follows:

     (a) DEATH OF EMPLOYEE. This Agreement shall terminate immediately upon the death of Employee.

     (b) PERMANENT DISABILITY. This Agreement shall terminate immediately in the event Employee becomes permanently disabled. For purposes of this Agreement, "permanent disability" shall mean Employee's inability to perform the Services hereunder for a period of 90 consecutive days or 120 non-consecutive days, in either event in any 12 month period due to illness, accident or any other physical or mental incapacity, as reasonably determined by a physician selected in good faith by the Company.

     (c) CAUSE. The Company may, at its discretion terminate this Agreement at any time for Cause, effective immediately. For purposes of this Agreement, the Company shall have "Cause" to terminate this Agreement upon the occurrence of any one of the following events: (i) the commission of embezzlement, theft or other dishonest or fraudulent acts (other than a good faith dispute relating to the erroneous reporting of an amount as an expense); (ii) commission of a felony, whether or not committed in the course of his consulting with the Company; (iii) willful misconduct or gross negligence which would tend to have a material adverse effect on the Company or its business; and (iv) the material breach by Employee of this Agreement, including, without limitation, breach of Section 5 of the Agreement.

     (d) VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time upon giving 30 days' written notice to the Company.

     (e) EFFECT OF TERMINATION. In the event of a termination as set forth above, the Company shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, Employee or Employee's beneficiary or beneficiaries in the case of his death, from and after the date of said termination, other than payments accrued and due and payable to Employee prior to the date of said termination and any benefits required to be afforded by law.

     3.   COMPENSATION.

     (a) BASE COMPENSATION. Employee shall receive an initial salary of $250,000 per annum, pro rated for any partial employment period, which salary (less applicable taxes, withholdings and insurance deductions) shall be payable weekly in arrears commencing on April 10, 1998 and ending upon termination of this Agreement.

     (b) OTHER BENEFITS. Employee shall also be eligible to receive such other compensation as the Board or the Compensation Committee shall, in their sole discretion, determine, including, without limitation, bonuses and stock option grants. Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such medical, dental, disability and life insurance, retirement or other benefit plans or policies as the Company may make available to, or have in effect for, its employees from time to time; provided, however, that Employee will be eligible for medical and dental coverage upon the commencement of the Term. The Company retains the rights to terminate or alter any such plans or policies from time to time. Employee shall also be entitled to holidays, paid vacation time, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its employees. In addition, the Company will reimburse Employee $50,000 to cover expenses incurred by the Employee for the sale of his house and for moving his household goods to Florida when the household goods are moved and/or his house is sold.

     4. REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse Employee, within the Company's normal reimbursement time frame, for all proper and reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder and subject to such policies and limits as may be established by the Company's management from time to time and notified to Employee in advance of the incurrence thereof. Employee shall provide the Company with all appropriate receipts and documentation relating to those expenses for which he seeks reimbursement.

     5.   COVENANTS.

     (a) COVENANT NOT TO COMPETE. During the period commencing on the date hereof and ending two years from the termination or expiration of this Agreement, Employee will not, directly or indirectly or through an affiliate:

          (i) as an individual proprietor, owner, partner, stockholder, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges or any national over-the-counter market), alone or in association with others, or in any capacity, own, manage, operate, control, consult with, provide financing to, be employed by, or invest in, any business competitive with that of the Company, including, without limitation, the manufacture, distribution and marketing of perfume and other fragrance products or related services or business in the United States;

          (ii) recruit or otherwise solicit or induce any person (natural or otherwise) who is or becomes an employee or consultant of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or any of its affiliates, or hire any such employee or consultant who has left the employ of the Company or its affiliates within one year after termination of such employee's or consultant's employment with the Company or its affiliates;

          (iii) solicit or attempt to solicit any licensors, licensees, suppliers, manufacturers, customers or clients of the Company.

     (b)  COVENANT OF NON-DISCLOSURE.   Employee further covenants and agrees
that during the Term, and at all times thereafter, he shall keep secret and shall not disclose to any person, firm or corporation or make use for his personal benefit or for the benefit of any person other than the Company and its affiliates, except in furtherance of the business of the Company or its successors in interest to its business or assets, any Confidential Information of any type that is acquired or developed by any of the directors, officers, employees, consultants, advisors, agents or representatives of the Company, its subsidiaries or affiliates prior to or during the Term. For purposes of this Agreement, "Confidential Information" shall include, without limitation, customer lists, supplier lists, operating data, business contacts, pricing information, inventory information, product sources, manufacturing information, advertising and marketing information, information concerning distribution relationships , discussions with investment bankers and research analysts, information regarding potential acquisitions and negotiations with potential suppliers and customers and any other information concerning suppliers and customers. All records and documents that Employee shall prepare for, contribute to, or receive from the Company or its affiliates shall remain the sole and exclusive property of the Company or its affiliates, and upon termination or expiration of this Agreement, Employee shall return promptly to the Company all property of the Company and its affiliates in its possession and shall not make any copy thereof.

     (c) Employee acknowledges and agrees that the provisions set forth in clauses (a) and (b) above are a material and integral part of this Agreement and necessary and reasonable to protect the legitimate business interest of the Company. Employee further acknowledges and agrees that, due to his knowledge of the business of J.P. Fragrances, Inc., which the Company has acquired, and the Company's business, any subsequent competition would irreparably harm the Company and that the only effective way of protecting the Company is to enter into the non-competition and non-solicitation agreements on the terms and conditions contained herein. In view of the substantial harm which would result from a breach or threatened breach by Employee of the covenants contained in clauses (a) and (b) hereof, the parties agree that such covenants shall be enforced to the maximum extent permitted by law. In the event of a breach or threatened breach of the provisions of clauses (a) and
(b) hereof, the parties acknowledge and agree that the Company would suffer irreparable harm and that monetary damages would be inadequate. Accordingly, in addition to all other remedies to which the Company may be entitled, at law or in equity, the Company shall be entitled to seek specific performance and/or injunctive relief without the necessity of posting a bond in the event of any such breach or threatened breach.

     (d) The two-year period set forth in clause (a) shall be tolled for any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein in the event that no preliminary injunction is issued against Employee and the Company is the prevailing party. If any covenant or portion thereof is found by any court of competent jurisdiction to be illegal, void or unenforceable because it extends for too long a period of time or over too broad a range of activities or in too large a geographic area or for any other reason, however, such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable or otherwise so as to render the covenant enforceable. As used in this Agreement, the term "affiliate" shall mean any corporation or other business entity controlling, controlled by or under common control with the Company.

     6. NOTICES. Any notice, request, demand, consent, approval or other communication provided or permitted hereunder shall be in writing and may be given by personal delivery, telecopy or may be sent by registered mail, postage prepaid, addressed to the party for which it is intended at its address as follows:

          If to Employee:     Paul West
                              24 Provence Circle
                              Weston, Florida
                              Telecopy:

          If to the Company:  French Fragrances, Inc.
                              14100 N.W. 60th Avenue
                              Miami, Florida 33014
                              Attention: General Counsel
                              Telecopy: (305) 818-8020

A party may change its address for purposes of receipt of any such communication by giving ten days' prior notice of such change in the manner above prescribed. Any notice sent by registered mail as aforesaid shall be deemed to have been given on the fifth business day next following the mailing thereof. Any notice sent by telecopy or personally delivered shall be deemed to have been received on the date of delivery. In the event of an actual or threatened disruption in postal service, notice shall be sent by telecopy or personally delivered.

     7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

     8. BINDING EFFECT; ASSIGNMENT. This Agreement and all documents and agreements delivered pursuant hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other party.

     9. ENTIRE AGREEMENT; MODIFICATION. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and shall supersede and cancel all prior oral or written agreements. This Agreement may be modified or amended only by a written instrument properly executed by the parties hereto.

    10.  SEVERABILITY.    In the event that any one or more of the provisions
of this Agreement shall be held to be invalid, void or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect, and the invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     11. WAIVER. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement. An effective waiver must be in writing and executed by the party to be bound thereby.

     12. HEADINGS. The headings herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.


                                    /s/ Paul West
                                    -----------------------
                                    Paul West



                                    FRENCH FRAGRANCES, INC.

                                    /s/ E. Scott Beattie
                                    -----------------------
                                    By:  E. Scott Beattie
                                    Its: President and Chief
                                         Executive Officer